Exhibit 1.1

BY-LAWS OF
GRUPO AVAL ACCIONES Y VALORES S.A.
COMPILATION OF PUBLIC DEEDS:

No.	DATE	PUBLIC NOTARY
0043	January 7, 1994	23 of Bogota
2691	May 24, 1994	23 of Bogota
1636	April 20, 1995	23 of Bogota
4842	October 6, 1995	23 of Bogota
2095	April 18, 1997	23 of Bogota
0036	January 8, 1998	23 of Bogota
2742	June 17, 1998	23 of Bogota
5298	December 14, 1998	23 of Bogota
5358	December 16, 1998	23 of Bogota
941	April 5, 1999	23 of Bogota
3530	October 12, 1999	23 of Bogota
4260	October 24, 2001	23 of Bogota
1248	April 22, 2002	23 of Bogota
4335	November 13, 2003	23 of Bogota
0580	March 6, 2006	18 of Bogota
1735	April 25, 2007	18 of Bogota
1323	April 24, 2009	36 of Bogota
28	January 6, 2011	73 of Bogota

Note: On December 7, 2010 Grupo Aval’s General Shareholders Meeting approved an amendment to the By-laws of the Company. Formalization of such amendment is conditioned to the authorization of the Superintendency of Finance. Notwithstanding the above, the aforementioned amendment has been included in this document and is binding to the Company and its shareholders.

CHAPTER I - NAME, DOMICILE, DURATION AND CORPORATE PURPOSE

ARTICLE 1 – NAME AND NATURE – Amended through Public Deeds No. 2691 of May 24, 1994, 455 of February 11, 1997, 2095 of April 18, 1997 and 0036 of January 8, 1998, all issued by Public Notary 23 of Bogota. The Company is a commercial corporation incorporated pursuant to the Laws of Colombia, named GRUPO AVAL ACCIONES Y VALORES S.A.

ARTICLE 2 – MAIN OFFICE, BRANCHES AND AGENCIES – Amended by means of Public Deeds No. 2691 of May 24, 1994 and 1248 of April 22, 2002,  issued by Public Notary 23 of Bogota. The Company is domiciled in the city of Bogota D.C. but may – through its duration – establish branches and agencies anywhere in Colombia or abroad.

ARTICLE 3 – DURATION – The Company has a duration of fifty (50) years commencing on the date of issuance of this Public Deed, provided, however, that such term may be extended or its dissolution declared prior to maturity under decision adopted by the General Shareholders Meeting in accordance with these By-laws.

ARTICLE 4 – CORPORATE PURPOSE – Amended by Public Deeds No. 2691 of May 24, 1994, 2742 of June 17, 1998 and 4260 of October 24, 2001, all issued by Public Notary 23 of Bogota.  The Company shall have the activities listed below as its corporate purpose:

a)	The purchase and sale of shares of stock, bonds and securities of financial entities;

b)	The purchase and sale of shares of stock, bonds and securities issued by other commercial entities;

PARAGRAPH: In due development of its corporate purpose, the Company may:

a)	Purchase and sell all sorts of securities available in the market and of securities in general;

b)	Promote the creation of all sorts of companies, similar to or complementary with its corporate purpose;

c)	Act as agent of individuals or legal entities that engage in similar or complementary activities to those mentioned under the letters above;

d)
Take or grant money loans with or without interests, grant its movable or non-movable assets in guarantee or to be administered by third parties, issue cautions and assume obligations in favor of third parties; endorse, draw, acquire, accept, collect, protest, cancel or pay drafts, checks, promissory notes or whatever other securities, or accept them, or deliver them in payment and execute or enter into any type of draft or bill of exchange;

e)	Acquire, divest, encumber, lease or administer all sorts of assets and modify the nature of such assets;

f)
Underwrite or acquire, and sell all sorts of shares of stock; invest in companies that pursue similar or complementary corporate purposes and freely divest its shares, quotas or interests in such companies;

g)	Reach settlements, desist and appeal judgments and arbitration awards in matters of its interest against third parties, its shareholders, and its employees;

h)	Provide services in those areas related to the activities, expertise and know-how of the Company;

i)
And, in general, enter into and execute all actions and contracts directly related to the above purposes, intended to the due exercise of its rights or the fulfillment of obligations derived from the activity of the Company.

CHAPTER II – SOCIAL CAPITAL AND SHARES OF STOCK

ARTICLE 5 – AUTHORIZED CAPITAL – amended by means of Public Deeds No. 2691 of May 24, 1994 and 5358 of December 16, 1998, both issued by Public Notary 23 of the Circuit of Bogota. Authorized capital of the Company is ONE HUNDRED AND TWENTY THOUSAND MILLION PESOS (Col $ 120,000 million) represented in ONE HUNDRED AND TWENTY THOUSAND MILLION (120,000 million) shares, each with face value of ONE PESO (Col $1.00).

ARTICLE 6 – Amended by means of Public Deeds No. 2691 of May 24, 1994 issued by Public Notary 23 of Bogota, Public Deed No. 0580 of March 6, 2006 issued by Public Notary 18 of Bogota, and Public Deed No. 28 of January 6, 2011 issued by Public Notary 73 of Bogotá.  CLASSES OF SHARES – Shares of the Company are nominative and may be either: a) common or b) with preferred dividend and without voting rights. Shares with preferred dividend and no voting rights may be placed as a result of (i) a primary issuance or (ii) the conversion of existing common shares into shares with preferred dividend and no voting rights. Shares are indivisible and, consequently, if a share is owned by several persons, such persons shall appoint an agent to exercise inherent rights thereto, although all owners will be jointly liable for compliance with all obligations assumed with respect to the Company. Shares involved in a succession process will be subject to what is established by Law.

Shares will be freely outstanding in material or dematerialized form, as determined by the Board of Directors. All issued shares will have the same par value.

Each common share will grant the following rights to its respective holder:

1. The right to participate in the deliberations of the General Shareholders Meeting and the right to vote during such session;

2. The right to perceive a proportional part of the social benefits established by the balance sheets at the end of each period;

3. The right to freely negotiate such shares in accordance with the Law and these By-laws;

4. The right to freely inspect the corporate records and documents, within the fifteen (15) working days prior to the General Shareholders Meeting in which examination of the balance sheet for the end of each period takes place;

5. The right to receive, in the event of liquidation of the Company, a proportional share of social assets, upon payment of the external liabilities of the Company;

Each share with preferred dividend and without voting right will grant the following benefits to its holder and, additionally, those that are established by the rules of subscription:

1.	The right to freely negotiate such shares in accordance with the Law and these By-laws;

2.
The right to receive a minimum dividend established in the rules of subscription, which shall be paid with priority over the dividend corresponding to common shares, as long as a dividend has been declared against resources legally available for such purpose. The dividend to be received by holders of common shares may not be higher to the one decreed in favor of shares with preferred dividend and no voting right. There shall be no accumulation of dividends.

3.
The right to participate in the same proportion as the common shares in the distributable earnings that remain available after deduction of the minimum dividend and the dividend corresponding to common shares that is equal to such minimum dividend. In this case, that is, when a dividend is declared in an amount higher than the minimum dividend, the shares with preferred dividend and no voting right will have no right to receive the dividend decreed for common shares plus the minimum dividend, but only the same dividend decreed in favor of common shares;

4.	The right to preferential reimbursement of capital contributions upon payment of the external liabilities, in the event of dissolution of the Company;

5.
All other rights established for common shares as stipulated in Article 379 of the Code of Commerce, except for the right to participate in and vote at the General Shareholders Meeting. However, shares with preferred dividend and without voting right shall have voting right in those instances determined by Law.

ARTICLE 7 – TITLE – Amended through Public Deeds No. 2691 of May 24, 1994, 3530 of October 12, 1999, 1248 of April 22, 2002, all issued by Public Notary 23 of Bogota. The Company will issue, to each and all holders of shares of stock, such title as required to assert its condition of shareholder. Prior to full release of the shares of stock, only interim title or certifications may be issued, which documents will have the same specifications of the final title and their transfer will be ruled by the same conditions imposed on the transfer of final title, and any unpaid amount will be the joint responsibility of both assigner and assignee. Once the underlying shares of stock are fully paid-in for, the interim title will be substituted by a final title. Title for shares of stock paid for in kind will be issued solely after full legal transfer of the relevant contributions. Titles will be issued in continued series, bearing the signatures of the legal representative and the secretary and their wording will indicate:

1)
The denomination of the Company, the address and location of its official residence, the Public Notary, number and date of the public Deed of its incorporation and the Resolution issued by the Superintendence authorizing its operations, if applicable.

2)
The number of shares of stock represented by each title, their face value and the type of shares and, if applicable, indication of restricted negotiability under preferred rights and conditions for its exercise.

3)	The full name of the person in whose name the title is issued.

4)	When referring to privileged shares of stock, on the back of the title there will be indications on their inherent rights.

PARAGRAPH 1:  In case of theft or robbery of any title, the Company will proceed to its replacement through issuance of a duplicate of the original instrument, issued in the name of the holder registered in the Shareholders Ledger Book, after verification of the underlying situation with the administrators and, in any event, following presentation of the original criminal report before the authorities. Whenever a shareholder requests issuance of a title duplicate for loss of the original title, he or she shall deliver any security demanded by the Board of

Directors. In case of deterioration of the title, the issuance of the duplicate will require surrender of the original title for its cancellation by the Company. In the case of circulation of registered shares of stock and upon theft or loss of the certificate of deposit, there will be no judiciary action and the shareholder may request issuance of a new certificate through its direct depository.

PARAGRAPH 2:  Titles issued by Company may be deposited at a Central Securities Deposit, in which case it will be regulated by regulations applicable to this matter, as follows: Law 27 of 1990, Regulatory Decree 437 of 1992 and Resolution 1200 of 1995 issued by the Superintendence of Securities and any other regulations currently or in the future applicable to this matter.

PARAGRAPH 3:  When the Company decides to have its shares of stock only in registered form, the underlying shares will be represented by a macro-title that will be held in custody by the central securities deposit, which will perform any notes by their respective holders and will preserve the Shareholders Ledger Book. Shareholders may request issuance of a relevant certificate through their direct depository in order to have legitimate certification for exercise of rights inherent to their condition.

ARTICLE 8 – Amended by means of Public Deed No. 2691 of May 24, 1994 issued by Public Notary 23 of Bogota, and Public Deed No. 28 dated January 6, 2011 issued by Public Notary 73 of Bogotá. ISSUANCE, SUBSCRIPTION AND CONVERSION OF SHARES – Reserved shares and those that are later created by the corresponding competent corporate body shall be issued in accordance with the Law and these By-laws:

8.1 Preemptive Right

Common shares will have the right to subscribe in preferential manner in each and all new issues of shares, in a number proportional to those that are held on the date of approval of the rules for subscription of shares, except when the General Shareholders Meeting decides to place them without subjection to the preemptive right, for which compliance shall be fulfilled of dispositions in the Law and these By-laws. The already mentioned preemptive right shall be applicable to the sale of shares repurchased by the Company whenever the Board of Directors decides to once more place them outstanding.

When referring to shares with preferred dividend and without voting right, it will be a matter of the General Shareholders Meeting to define, at the moment of their issuance, whether said shares will be place or not with subjection to the preemptive right. Such decision will be taken with the vote of the majority of shares present at such session.

8.2 Rules of Subscription

Concerning common shares, it will be a function of the Board of Directors to approve the corresponding rules of subscription of shares. Regarding shares with preferred dividend and no voting right, at the moment of approving their issuance, the General Shareholders Meeting may delegate upon the Board of Directors of the Company the powers to approve the corresponding rules of subscription of shares.

8.3 Conversion of Shares

Shares may solely be a matter of conversion when so approved or authorized, as the case may be, by the General Shareholders Meeting.

When the General Shareholders Meeting mandates a conversion of shares subject to legal requirements or authorizes shareholders to decide at their own free will and decision, to convert common shares into shares with preferred dividend and without voting right, the very Meeting shall determine the procedure to be observed by shareholders pursuant to such effect. Said procedure shall be set in each particular case by the General Shareholders Meeting in the same decision in which approval or authorization is granted, as the case may be, of a specific event of conversion of common shares into shares with preferred dividend and no voting right. In the respective decision, the General Shareholders Meeting will determine the maximum amounts up to which shareholders may convert their shares and will define all those aspects its deems necessary to carry-out the conversion of shares. For such purposes, the general Shareholders Meeting may delegate upon the Board of Directors or the President, the approval of the forms, contracts and other documents that shareholders must subscribe in order to carry-out the conversion of shares.

In any event of conversion of common shares into shares with preferred dividend and no voting right, each share of the first class shall grant the right to one share of the second class.

Each share with preferred dividend and without voting right will grant to its title holder, with a permanent character, those rights established to such class of shares in Article Six (6º) of these By-laws. There shall be no accumulation of dividends.

ARTICLE 9 – NEGOTIATION OF SHARES – Amended by means of Public Deeds No. 2691 of May 24, 1994, 3530 of October 12, 1999, both issued by Public Notary 23 of Bogota, and by Public Deed No. 0580 of March 6, 2006 issued by Public Notary 18 of Bogota. Company shares are freely negotiable and transferable according to Law. Divestiture will be perfected through the joint consent of the contracting parties but in order for such agreement to be effective before the Company and third parties, it is required that the transfer be filed in the Shareholders Ledger Book upon receipt of written instructions from the seller. This instruction may be in the form of endorsement on the backside of the incumbent title. Issuance of the respective title to the acquiring party shall be made only upon prior cancellation of title issued to the seller. Unreleased shares are transferable in the same manner that released shares but the assignor and subsequent acquirers will be jointly responsible for any unpaid amount thereto. For divestiture of shares which title is being judicially contested it is required to secure authorization from the incumbent Judge. When dealing with foreclosed shares, authorization from the plaintiff will also be required. Encumbrances will be registered in the Shareholders Ledger Book upon written instruction from the competent authority. Encumbrances do not incorporate any rights inherent to the condition of shareholder but solely under express stipulation or agreement. Document supporting such stipulation or agreement shall be sufficient for the Company to accept exercise of rights conferred to the creditor party. Usufruct confers the usufructuary all rights inherent to the condition of shareholder, except the right to divest ownership, to create encumbrances or the right to receive reimbursement in the case of their liquidation. However, the parties may – in writing – stipulate otherwise. Usufruct of the encumbered shares is perfected through pertinent filing in the Shareholders Ledger Book. The Board of Directors will determine in each case if either the Company or the shareholder must pay any taxes applicable or that may later apply to the titles or certificates of shares in accordance with standing laws.

PARAGRAPH 1:  In order to repurchase its own shares, the Company will have to fulfill the following requirements:

1.	Pertinent determination adopted by the General Shareholders Meeting with the affirmative vote of the majority of attendants;

2.	For materialization of this authorization resources will be taken from retained earnings;

3.	Shares must be fully available and while those shares remain in property of the Company, suspension of all inherent rights will apply;

4.
Reacquisition shall take place through mechanisms that grant equitable conditions to all shareholders and the price for reacquisition will be set through a study conducted in accordance with recognized technical procedures.

PARAGRAPH 2: Further divestiture of shares of stock reacquired by the Company will take place through mechanisms that ensure equitable conditions to all shareholders without requiring preparation of rules for the subscription of shares.

PARAGRAPH 3: Company may delegate book keeping for the Shareholders Ledger Book to a central securities deposit. When shares of stock are dematerialized, a simple note in the account and an entry to the Shareholders Ledger books will be sufficient for the new holder to exercise inherent rights, which shall be evidenced through certification issued by the central securities deposit.

ARTICLE 10 – CORPORATE BODIES – Amended by means of Public Deed No. 941 of April 5, 1999 issued by Public Notary 23 of Bogota. Company will have the following management and administration instances:

a)	The General Shareholders Meeting;

b)	Board of Directors; and

c)	President.

CHAPTER III – GENERAL SHAREHOLDERS MEETING

ARTICLE 11 – MEMBERS OF THE GENERAL SHAREHOLDERS MEETING – The General Shareholders Meeting is integrated by all shareholders registered in the book denominated “Shareholders Ledger Book” or its representatives or proxies, reunited in accordance with dispositions of these by-laws.

ARTICLE 12 – FRACTIONING OF REPRESENTATION AND VOTE AT THE MEETING – Amended through Public Deeds No. 2691 of May 24, 1994, 3530 of October 12, 1999 and 4335 of November 13, 2003, all issued by Public Notary 23 of Bogota. Each shareholder may appoint one or several proxies to the General Shareholders Meeting, regardless of the number of shares owned. With exception of decisions regarding elections conducted through vote, the shareholders or its proxies shall vote in the same direction, meaning that it is not permitted for a shareholder to vote a group of shares in one way and another group of shares in another way. Whenever a person represents several shareholders, it may vote each group separately, following instructions received from each principal. Proxy may be exerted through written power of attorney indicating the name or names of appointed representatives, the names of the persons that may substitute them and the date of the session for which such authorization is valid.  A power of attorney so granted may cover two (2) or more sessions, as long as such stipulation is included in the wording of the power of attorney. With exceptions of legal representation, administrators and employees of the Company may not represent at any session of the General Shareholders Meeting any shares but their own, while in exercise of their corporate positions, nor may they substitute any power of attorney issued in their name.  Also, they may not vote the balance sheets and other accounts as of the end of the accounting period or when pertinent to liquidation.

ARTICLE 13 – TYPES OF SESSIONS – Amended by means of Public Deed No. 3530 of October 12, 1999 issued by Public Notary 23 of Bogota. Sessions of the General Shareholders Meeting may either be Ordinary or Extraordinary and will be chaired by the President of the Board of Directors; during its absence, sessions will be chaired by the Vice president of the Board of Directors and, in its absence, by whoever is appointed by the Meeting. Secretary to these sessions will be the Secretary of the Board of Directors or any other person appointed by the Meeting. The General Shareholder Meeting will convene at the domicile of the Company, on the day, hour and location indicated in the relevant notice. However, shareholders may hold meetings and sessions without need for previous notice and in any place of their choosing, when there is representation of all subscribed shares of stock.

ARTICLE 14 – ORDINARY SESSIONS – Amended by means of Public Deeds No. 2691 of May 24, 1994, 4842 of October 6, 1995, 2742 of June 17, 1998 and 941 of April 5, 1999, all issued by Public Notary 23 of Bogota. Ordinary sessions of the General Shareholders Meeting will take place twice (2) a year, no later than on the last business day of the months of March and September, to conduct examination of the situation of the Company, appointment of administrators and officers under their competence, determination of the economic directives of the Company, approve the accounts and balance sheet of the last accounting period and resolve distribution of earnings, as well as to decide upon any providences seeking assurance of fulfillment of corporate purpose.  If the Meeting is not called upon, it shall meet on its own right on the first (1st) day of the month of April at 10:00 in the morning at the offices of the main domicile of the Company. Administrators will allow free exercise of the right of inspection of books and papers of the Company by its shareholders or their representatives during the fifteen (15) working day period prior to such meeting.

ARTICLE 15 – EXTRAORDINARY SESSIONS – Amended through Public Deeds No. 4842 of October 6, 1995, 3530 of October 12, 1999 and 4335 of November 13, 2003, all issued by Public Notary 23 of Bogota.  The General Shareholders Meeting may be called upon to convene in extraordinary sessions by:

a)	The President;

b)	The Board of Directors, on its own initiative or in the terms established by the Code of Corporate Governance;

c)	The Fiscal Auditor; or

d)	The Superintendent in those cases authorized by law or when so requested by a plural number of shareholders representing no less than fifteen percent (15%) of subscribed shares of stock.

Also, the General Shareholders Meeting shall meet upon request of a plural number of shareholders representing no less than one fourth of its capital stock, in which case, it shall be called by the Board of Directors, the Legal Representative or the Fiscal Auditor.

Extraordinary session of the Assembly may solely adopt decisions concerning those issues included in the agenda, but upon decision adopted by the same Meeting, through majority of attending votes, other issues may be consulted after completion of the agenda.

ARTICLE 16 – CALLS TO SHAREHOLDERS MEETINGS – Amended by means of Public Deeds No. 2691 of May 24, 1994, 1636 of April 20, 1995, 4842 of October 6, 1995, 3530 of October 12, 1999, 1248 of April 22, 2002 and 4335 of

November 13, 2003, all issued by Notary Public 23 of Bogota. Any and all calls shall be made through notice published in a newspaper of ample circulation. Calls to Shareholders Meeting shall be made with anticipation of not less than five (5) calendar days. When calling a meeting for approval of financial statement at the end of the accounting period, the call is to be made with anticipation of not less than fifteen (15) business days. Minutes of the session shall include testimony of due calling. Notwithstanding the above, the General Shareholders Meeting may freely and validly meet, without calling, when there is representation of all shares subscribed. If a called session does not take place due to lack of quorum, a new session will be summoned that will validly deliberate and decide with a plural number of participants, regardless of the number of shares thereby represented. The new session must take place no earlier than ten (10) business days and no later than thirty (30) business days as of the date of the initial meeting. When the ordinary General Shareholders Meeting convenes on its own right on the first business day of the month of April, it may deliberate and decide validly under these same terms.

ARTICLE 17 – MAJORITY FOR DELIBERATION AND DECISION – Amended by means of Public Deeds No. 2691 of May 24, 1994, 3530 of October 12, 1999 and 4335 of November 13, 2003, all issued by Public Notary 23 of Bogota. Quorum for deliberation will be integrated by a plural number of shareholders representing not less than an absolute majority of subscribed shares or, what is the same, half plus one of outstanding shares. Decisions of the General Shareholders Meeting will be adopted, as a general rule, by the majority of attending shares, with exception of special majorities established by the By-laws and those imposed by Law, situations in which the Meeting is ruled by either of them. Decisions of the General Shareholders Meeting adopted in accordance with determinations in the By-laws and the Law are applicable to all shareholders, including non-attending or dissident, whenever of general character.

PARAGRAPH:  Deliberations of the General Shareholders Meeting may be adjourned for later recommencing, as many times a decided by a plural number of participants holding not less than half plus one of all shares represented at the session, but deliberations may not be extended for a period longer than three (3) days if not all subscribed shares are attending.

ARTICLE 18 – ELECTIONS – In any appointment of more than one person for incorporation to the Board of Directors, a commission or a collegiate body, the electoral quotient system will be used.

ARTICLE 19 – FUNCTIONS OF THE GENERAL SHAREHOLDERS MEETING – Amended by means of Public Deeds No. 2691 of May 24, 1994, 3530 of October 12, 1999, 1248 of April 22, 2002, 4335 of November 13, 2003, all issued by Public Notary 23 of Bogotá, and Public Deed No. 1323 of April 24, 2009 issued by Public Notary 36 of Bogota. Functions of the General Shareholders Meetings are established as follows:

1)	Adoption of measures demanded for fulfillment of the interests of the Company;

2)	Free appointment and removal of principal and alternate members of the Board of Directors;

3)	Free appointment and removal of the Fiscal Auditor and its alternate;

Shareholders may submit to the consideration of the General Shareholders Meeting proposals for appointment of Fiscal Auditor (and its alternate); such proposals will be discussed by the General Shareholders Meeting and, after evaluation, election shall be conducted.

4)	Determine compensation of the members of the Board of Directors and the Fiscal Auditor;

5)	Instruct exercise of pertinent actions against administrators, senior management and Fiscal Auditor;

6)
Review the reports submitted by the Board of Directors and the Fiscal Auditor; examine, object and approve the financial statements as of the closing of the accounting period and terminate or qualify the accounts that must be included therein;

7)	Instruct reserves that must be created, in addition to legal reserve;

8)	Mandate, in accordance with standing Laws and these By-laws, distribution of earnings, setting the amount of the dividend payable and the manner and tenor of its payment;

9)	Amend the By-laws with the favorable vote of the majority of shares attending the session;

10)
 Appraise assets received in kind for payment of subscribed shares of stock, with the favorable vote of the majority of attending votes, after deduction of votes by the payers, who may not vote this decision;

11)	Mandate that a certain issue of stock be placed in the market without application of preemptive rights, with the favorable vote of seventy percent (70%) of attending shares;

12)	Authorize the issuance, when deemed convenient, of shares with preferred dividend and without voting rights;

13)	Authorize – with the favorable unanimous vote of all subscribed shares – the participation of Company as partner in other companies of collective nature;

14)	Assess the performance of the Board of Directors of the Company, after study and approval, or rejection, of the Management report that is to be submitted semi-annually to its consideration;

15)
Determine – on an annual basis – the maximum amount that the Company may donate to causes supporting the benefit of the community or specific sectors therein (for instance causes addressing health care, education, culture, religion, exercise of democracy, sports, scientific and technological research, ecology and environment, defense, promotion and protection of human rights, access to justice, social development programs, support in situations of disaster and calamity; etc.) that contribute to the promotion of the image of the Company in due development of its social responsibility. The General Shareholders Meeting shall have authority to determine every year, what sectors are to be recipient of such donations.

PARAGRAPH: All donations made by the Company shall have the prior approval of the Board of Directors.

16)	All other functions established by Law or the By-laws and which are not assigned to other corporate bodies.

ARTICLE 20 – BOOK OF MINUTES – Verifications of quorum, deliberations, elections, determinations or resolutions and any other task of the General Shareholders Meeting must be documented chronologically in a Book of Minutes filed and numbered at the Chamber of Commerce of Bogota. The President and the Secretary of the General Shareholders Meeting shall sign such Minutes.

CHAPTER IV – THE BOARD OF DIRECTORS

ARTICLE 21 – MEMBERS OF THE BOARD OF DIRECTORS – Amended through Public Deeds No. 941 of April 5, 1999 issued by Public Notary 23 of Bogota and Public Deed No. 0580 of March 6, 2006 issued by Public Notary 18 of Bogota.  The Board of Directors will be composed of seven (7) principal directors, who shall have seven (7) alternate directors, of which at least twenty five percent (25%) shall have independent character; the directors will be elected by the General Shareholders Meeting through utilization of the electoral quotient system. The President shall attend all meetings of the Board of Directors and he or she will have voice but not vote, except he or she is also a member of the Board of Directors, in which case he or she shall have voice and vote. Directors are elected for one (1) year periods and may be freely reelected indefinitely or removed by the General Shareholders Meeting before the end of their term. If, at the end of their term the General Shareholders Meeting does not hold an election, those previously appointed shall remain as directors.

ARTICLE 22 – PRESIDENT AND SECRETARY – The Board of Directors will have a President elected within the Board and will elect a Secretary who may be either a director or any other person;

ARTICLE 23 – ALTERNATES – Alternate directors will replace principal directors during their temporary or permanent absence but may be called to participate in deliberations of the Board even when their assistance is not previously contemplated, in which case alternates will have voice though not vote in deliberations and will earn the same compensation of the principal directors.

ARTICLE 24 – BOARD OF DIRECTORS MEETINGS – Amended by means of Public Deeds No. 2691 of May 24, 1994 and 4260 of October 24, 2001, both issued by Public Notary 23 of Bogota. The Board of Directors will meet regularly at least once a year and may meet extraordinarily whenever its President or at least two directors so decide.

The Board of Directors will validly deliberate with the presence of the majority of its members and decisions will be adopted with the favorable vote of such majority. Deliberations and decisions will be duly recorded in books registered and numbered at the Chamber of Commerce. The minutes of the meetings will be signed by the President and the Secretary once approved.

ARTICLE 25 – FUNCTIONS OF THE BOARD OF DIRECTORS – Amended by means of Public deeds No. 2691 of May 24, 1994, 941 of April 5, 1999, 3530 of October 12, 1999, 4260 of October 24, 2001, 1248 of April 22, 2002, 4335 of November 13, 2003, all issued by Public Notary 23 of Bogota, and Public Deeds No. 0580 of March 6, 2006 issued by Public Notary 18 of Bogota and Public Deed No. 1323 of April 24, 2009 issued by Public Notary 36 of Bogota. The following will be functions of the Board of Directors:

1.	To issue its own rules;

2.	Create those areas required for the sound functioning of the Company, assign their functions and establish their compensation;

3.	Freely appoint and remove the President, determine its compensation and decide on its resignation and licenses;

4.	Assess the performance of the President and other senior officers of the Company through consideration of the management report that is submitted at the end of each semi-annual period, as well as in all other occasions that such assessment is required by legal dispositions or instructions of the Board of Directors;

5.	Appointment of alternates for the President,

6.	Call the General Shareholders Meeting for such corporate body to decide on resignations submitted by members of the Board of Directors and the Fiscal Auditor;

7.	Call the General Shareholders Meeting for any other purpose;

8.	Decide on matters submitted to its consideration by the President of the Company;

9.
Submit a report – at the end of each semester – addressed to the General Shareholders Meeting, as well as the accounts, general balance sheets, inventories and proposal for earnings distribution; the management report, submitted jointly with the management of the Company, shall include a description of main risks faced by the Company, along with information on internal control activities and disclosure of relevant findings, if any;

10.	Authorization of issuance of bonds;

11.	Reach decisions regarding deposit of securities issued by the Company at central securities deposits;

12.	Exercise those faculties that, according to the By-laws, are not assigned to the General Shareholders Meeting;

13.	Examine, when deemed convenient, directly or through a delegation, the books, accounts, documents and cash holdings of the Company;

14.	Construe dispositions in the By-laws when in doubt and establish their meaning for presentation of the matter to the next General Shareholders Meeting;

15.	Delegate to the President all matters deemed pertinent by the Board of Directors, whenever such delegation is permitted;

16.	Instruct execution of any action or contract contemplated within the corporate purpose and adopt such resolutions required for fulfillment of the Company’s interests;

17.
Authorize transactions which purpose is to acquire, divest, mortgage, encumber or establish limitations over real estate properties, receive funds in loan and any other action or contract exceeding the amount of TWENTY THOUSAND (20,000) MINIMUM LEGAL MONTHLY SALARIES and authorize the President to execute such actions or contracts;

18.
Adopt specific measures regarding governance of the Company, its conduct and information, seeking to ensure respect for those who invest in the Company’s shares or in any other security issued by the Company, the adequate administration of its affairs and public knowledge of its management performance;

19.	Supervise respect for the rights of all shareholders and other security investors in accordance with parameters established by regulatory instances of the securities market;

20.
Approve and amend the Code of Corporate Governance which shall include all regulations and mechanisms imposed by the General Shareholders Meeting, the Board of Directors, the Internal Guidelines of the Company and the Law, with capacity to delegate such authority onto the President of the Company;

21.	Promote and encourage compliance with dispositions in the Code of Corporate Governance;

22.
Resolve possible conflicts of interest between the Company and its employees. Procedures for resolution of such conflicts must be incorporated in the Code of Corporate Governance adopted by the Company;

23.	Ensure due compliance with internal policies and controls adopted by the Company;

24.
Resolve, in the terms established in the Code of Corporate Governance, on the convenience of special audits requested by shareholders or investors in securities issued by the Company, when not accepted in first instance by the legal representative;

25.
Approve guidelines for issuance and placement of shares of stock, which shall include: a) the number of shares to be offered, which shall never be lower than the number of shares issued; b) the proportion and manner in which shares are to be subscribed; c) the duration of the offer, which shall not be less than fifteen (15) days nor more than one (1) year; d) the offering price; e) terms for payment of shares subscribed. Regarding determination of the price of the shares to be offered, it will not be necessary to prepare the technical study contemplated by Article 41 of Law 964 of 2005;

26.	Appoint, from within the Board of Directors, the members of the Audit Committee;

27.
Review and respond to proposals presented to the Board of Directors by a plural number of shareholders holding, at least, five percent (5%) of subscribed shares. For such purpose, at the next ordinary meeting of the Board of Directors, proposals will be read and a commission from within the Board of Directors will be appointed to prepare a draft answer, notwithstanding the possibility that the Board of Directors may delegate drafting such project to the Company’s management. It will be a function of the Secretary to issue the formal response to the petitioners, clearly specifying the reasons supportive of the incumbent decision, as long as such reasons bear no relationship with industrial secrets or strategic information for development of the Company;

28.	Authorize donations to be made by Company, within the scope approved by the General Shareholders Meeting to this effect.

CHAPTER V – THE PRESIDENT

ARTICLE 26 – APPOINTMENT AND TERM OF THE POSITION – Amended through Public Deeds No. 941 of April 5, 1999 and 1248 of April 22, 2002, issued by Public Notary 23 of Bogota. The President will be the legal representative of the Company, judiciary and extra-judiciary, and will be the person in charge of the administration of the Company. The President will be appointed by the Board of Directors for a period of one (1) year as of the date of its appointment and may be re-elected indefinitely or freely removed before termination of the term of its position. The President will have two alternates. When the Board of Directors does not appoint the President and its alternates although it should do so, the President and alternates in charge will remain in office until the new appointment is made. In the permanent or temporary absence of the President, it will be replaced by the alternates according to an order established by the Board of Directors at the moment of their appointment.

ARTICLE 27 – FACULTIES OF THE PRESIDENT – Amended by means of Public Deeds No. 2691 of May 24, 1994, 941 of April 5, 1999, 4260 of October 24, 2001, 1248 of April 22, 2002, 4335 of November 13, 2003, all issued by Public Notary 23 of Bogota, and Public Deed No. 1323 of April 24, 2009 issued by Public Notary 36 of Bogota. The functions of the President, within the scope imposed by the corporate purpose of the Company and these By-laws, are determined concordant with the nature of the position and, in particular, the following:

1)
Use the social denomination and represent the Company, judiciary and extra-judiciary, before any authority or person, whether natural or legal entity, with authority to substitute, negotiate, settle, commit and withdraw and to appear in proceedings in which the property of assets or corporate rights is contested;

2)
Execute or participate in all sorts of actions and contracts related to the corporate purpose of the Company, in which the Company is interested within the limitations imposed by means of these By-laws;

3)
Call the General Shareholders Meeting and the Board of Directors to their ordinary and extra-ordinary meetings and, at the General Shareholders Meetings submit a report on the condition of current corporate business;

4)	Freely appoint and remove Vice Presidents and managers of the Company, determine their compensation and resolve their resignation or licenses, as well as arrange for other persons that will appoint the remaining positions at the Company;

5)	Open bank accounts in the name of the Company for preservation of corporate funds, make payments against such funds and negotiate all sorts of securities;

6)	Empower attorneys for representation of the Company in judiciary matters or off-court proceedings and delegate functions and authority as deemed necessary and when such delegation is permitted;

7)	Execute public deeds for amendment of the By-laws;

8)
Deliver for consideration by the Board of Directors and supervise their permanent compliance, of all specific measures regarding governance of the Company, its conduct and information, seeking to ensure respect of the rights of those who invest in Company’s shares or in any other security issued by the Company, the adequate administration of its affairs and the public knowledge of its administration;

9)	Ensure respect of the rights of shareholders and other investors in securities, in accordance with parameters established by the regulatory authorities in the market;

10)
Deliver to the market timely, complete and accurate information regarding the financial statements and performance – administrative and entrepreneurial – without prejudice of dispositions enacted through articles 23 and 48 of Law 222 of 1995;

11)
Ensure preparation of a Code of Corporate Governance to be submitted for approval by the Board of Directors, including all regulations and mechanisms imposed by Law. This Code shall be permanently updated, preserved and kept at the premises of the Company and made available to the shareholders and investors for consultation;

12)	Decide, under the terms established by the Code of Corporate Governance, on the convenience to engage in special audits;

13)	Define policies and design internal control procedures to be adopted by the Company, as well as to engage in permanent supervision that such policies and procedures adjust to the needs of the Company;

For this purpose, Company will appoint an internal auditor, responsible for internal control aspects of the Company, under the terms established in the Code of Corporate Governance;

14)
Deliver, at the end of each semi-annual period, as well as in any other situation in which such presentation is required by Law or the Board of Directors, a detailed rendering of accounts pertinent to its management performance.

PARAGRAPH: The President will have ample power to exercise the above functions, except when regarding the acquisition, divestiture, mortgage, encumbrance or any other limitation of real estate properties, receive funds in loan or any other contract or action in amounts exceeding the equivalent of TWENTY THOUSAND (20,000) MINIMUM LEGAL MONTHLY SALARIES, which must be previously authorized by the Board of Directors.

CHAPTER VI –AUDIT COMMITTEE

ARTICLE 28 – AUDIT COMMITTEE - Added through Public Deed No. 0580 of March 6, 2006 issued by Public Notary 18 of Bogota and amended through Public Deed No. 28 dated January 6, 2011 issued by Public Notary 73 of Bogota. The Audit Committee will be composed by three principal members of the Board of Directors, with no alternates, who shall include all principal independent Directors. The members of the Committee will be appointed by the Board of Directors. The Fiscal Auditor of the Company will also participate in the Committee, who will participate with voice but no voting right. Any officer of the Company may be called upon for attendance to the meetings of the Committee.

PARAGRAPH: The Audit Committee shall meet at least every three (3) months. The decisions of the Audit Committee shall be registered in Minutes, being applicable the dispositions set forth in Article 189 of the Code of Commerce.

ARTICLE 29 – FUNCTIONS OF THE AUDIT COMMITTEE – Added through Public Deed No. 0580 of March 6, 2006 issued by Public Notary 18 of Bogota and amended through Public Deed No. 28 dated January 6, 2011 issued by Public Notary 73 of Bogota.

1.	Serve as support instance to the Board of Directors in the implementation of decisions regarding internal control and its enhancement;

2.	Supervise the structure of internal control seeking to determine if procedures, as designed, do reasonably protect the assets of the Company;

3.	Ensure transparency in the preparation, presentation and disclosure of financial information by the Company;

4.	Review the financial statements of the Company prior to their presentation to the Board of Directors and the General Shareholders Meeting;

5.	Engage in permanent evaluation of procedures established for determination of sufficiency of internal control measures;

6.	Hire independent specialists in specific situations, as deemed convenient, in accordance with general hiring conditions of the Company;

7.	Revise and discuss, together with the management and the Fiscal Auditor, the financial statements, quarterly reports and all other financial reports prepared by the Company;

8.	To recommend to the Shareholders' Meeting the appointment and compensation of the Fiscal Auditor of the Company;

9.	To approve the actions performed by the Fiscal Auditor on behalf of the Company, whether these imply or not audit functions;

10.	To discuss risk administration policies with the management;

11.	To prepare reports for the Board of Directors on those issues it deems relevant.

CHAPTER VII – FISCAL AUDITOR

ARTICLE 30 – APPOINTMENT AND TERM – Amended through Public Deeds No. 2691 of May 24, 1994, 4260 of October 24, 2001, 1248 of April 22, 2002 and 4335 of November 13, 2003, all issued by Public Notary 23 of Bogota. The Fiscal Auditor and its alternate will be appointed by the General Shareholders Meeting with the favorable vote of a plural number of shareholders representing not less than half plus one of the shares attending the meeting. All appointments will take place through ballots with exception of unanimous decisions. The Fiscal Auditor will be appointed for a period equal to that of the Board of Directors, for which appointment any incompatibilities established by Law, will be taken into account. The Fiscal Auditor may be re-elected indefinitely or freely removed prior to termination of the established term. The Fiscal Auditor will have an alternate that will replace it in case of permanent, temporary or accidental absence. The faculties and obligations of the Fiscal Auditor will include the following:

1.	Ensure that transactions that take place or are entered into by Company adjust to dispositions in the By-laws and the decisions of the General Shareholders Meeting and the Board of Directors;

2.
Promptly report, in writing, to the General Shareholders Meeting, the Board of Directors or the President, any relevant findings occurring in the development of the functioning and activities of the Company, for adoption of pertinent measures. The Fiscal Auditor may request the Company to disclose such relevant findings to the market and the investors through mechanisms established for eventual information;

3.	Cooperate with the government entity in charge of supervision and control of the Company and deliver all reports that are necessary or requested;

4.
Ensure that accounting of the Company takes place regularly, as well as preparation of the Minutes for the meetings of the Board of Directors and the preservation of all correspondence exchanged by the Company and the vouchers for all accounts, issuing instructions for accomplishment of such purposes, as necessary;

5.	Periodically engage in inspection of the assets of the Company and ensure that timely measures are taken for their preservation and the safe custody of any titles thereto;

6.	Issue instructions, perform inspections and request reports –as necessary, for establishment of permanent control over social values;

7.	Authorize, through signature, any balance sheet that is prepared accompanied by its opinion or corresponding report;

8.	Call the General Shareholders Meeting to extraordinary sessions, as necessary;

9.	Ensure compliance by the Company with all specific duties established by competent supervision entities, particularly those regarding information and Code of Corporate Governance;

10.
Fulfill all other authority granted to the position by standing Laws and the By-laws and those that – when compatible with the above, are assigned by the General Shareholders Meeting or the Board of Directors.

PARAGRAPH:  The opinion of the Fiscal Auditor regarding the Balance Sheet of the Company shall include, at least, the following;

1)	If all information necessary for fulfillment of its functions was timely delivered;

2)	If in course of its examination due practice has been followed of principles and practices advised by techniques on examination of accounts;

3)
If, in its opinion, accounting is carried out in accordance with standing legal dispositions and accounting practices and if transactions – as registered – adjust to the By-laws and the decisions of the General Shareholders Meeting or the Board of Directors, as the case may be;

4)
If the balance sheet and income statement have been faithfully taken from the books of the Company and in its opinion the former does truly present – in accordance with generally accepted accounting principles – the respective financial condition of the Company at the closing of the period under examination and the latter reflects the outcome of operations carried out during such period;

5)	Any reservations or qualifications regarding truthfulness of the financial statements;

The report submitted by the Fiscal Auditor to the General Shareholders Meeting must make reference to:

1.	If the actions of the Company’s management do adjust to the By-laws and the orders or instructions issued by the General Shareholders Meeting or the Board of Directors;

2.	If the correspondence, vouchers, accounts and books of minutes of meetings and shareholders ledger, in each case, are duly kept;

3.
If there are and, if so, are they adequate, measures of internal control and preservation and custody of the assets of the Company. The Fiscal Auditor shall have voice though no vote in the deliberations of the General Shareholders Meeting, as well as in those meetings of the Board of Directors to which he or she is invited. The Fiscal Auditor will also have the right to inspect, at any time, the accounting books, book of minutes of meetings, correspondence, accounting vouchers and all other documents of the Company.

CHAPTER VIII BALANCE SHEET AND DIVIDEND

ARTICLE 31 – SEMIANNUAL FINANCIAL STATEMENTS – Amended through Public Deeds No. 2691 of May 24, 1994, 2742 of June 17, 1998, 941 of April 5, 1999 and 1248 of April 22, 2002, all issued by Public Notary 23 of Bogota. On June 30 and December 31 of each year, closing will take place of all accounts for preparation and disclosure of General Purpose Financial Statements for the respective accounting period. The Financial Statements, Minutes of Meetings, books and other items support of such financial statements will be delivered to the Office of the Secretary General fifteen (15) business days before the date set for the General Shareholders Meeting, in order for them to be examined by the shareholders.

ARTICLE 32 – APPROVAL OF THE BALANCE SHEET – Amended by means of Public Deed No. 1248 of April 22, 2002, issued by Public Notary 23 of Bogota. The balance sheet must be submitted for approval by the General Shareholders Meeting, the Board of Directors and the Legal Representative,

fulfilling all requirements set forth in Article 446 of the Code of Commerce Decree 410 of 1971 and all other applicable legal dispositions.

ARTICLE 33 – LEGAL RESERVE – Amended by means of Public Deeds No. 2691 of May 24, 1994 and 1248 of April 22, 2002, issued by Public Notary 23 of Bogota. The legal reserve will be created through allocation of ten percent (10%) of the earnings of each accounting period until the aggregate is equal to fifty percent (50%) of subscribed capital. When the reserve reaches the above mentioned fifty percent (50%), the Company will have no further obligation in allocating ten percent (10%) of retained earnings to that account. However, should such percentage decline, allocation of ten percent (10%) of retained earnings will have to take place until the reserves once again reaches the established limit.

PARAGRAPH: The General Shareholders Meeting may instruct the creation of temporary or voluntary reserves, provided they have a specific destination and are approved in the manner established in these By-laws and the Law. Occasional reserves, as mandated by the General Shareholders Meeting will only be mandatory for the period in which they are instructed and the General Shareholders Meeting may change their destination whenever deemed convenient.

ARTICLE 34 – DISTRIBUTION OF EARNINGS – Amended through Public Deeds No. 2691 of May 24, 1994, 3530 of October 22, 1999 and 1248 of April 22, 2002, all issued by Public Notary 23 of Bogota.  Once approval has been granted by the General Shareholders Meeting to the inventory and balance sheet corresponding to the semiannual accounting period, this corporate body will proceed to make allocations for reserves and to decide upon dividend distribution. Unless there is determination to the contrary, payout will take place of not less than fifty percent (50%) of retained earnings registered for each accounting period or the outstanding balance of such earnings if there is need to compensate for prior years losses. This percentage will rise to seventy percent (70%) if the sum of legal reserves, statutory or occasional reserves exceeded one hundred percent (100%) of subscribed capital. However, such percentages of earnings distribution may be lower or there may be no distribution of earnings if so approved by the General Shareholders Meeting through the favorable vote of not less than seventy eight percent (78%) of shares represented at the respective meeting. Earnings, if any, will be distributed in proportion to the number of shares subscribed by each shareholder. Dividend payout will take place in cash at such times established by the General Shareholders Meeting at the moment of its determination for the benefit of whoever holds the condition of shareholder at the moment of making any such payment; however, while the Company’s shares are registered at the stock exchange, observance will take place of stipulations regarding ex-dividend. Notwithstanding the above, dividend payout may take place in the form of capital shares released by the Company if so approved by the General Shareholders Meeting with the favorable vote of not less than eighty percent (80%) of shares represented at the respective meeting. If no such majority is reached, this form of dividend distribution may only take place with those shareholders that expressly accept it.

PARAGRAPH:  The General Shareholders Meeting may approve payment of dividends on shares issued and placed in course of a specific period, against earnings or prior accounting periods in which such shares were not still subscribed, provided there are sufficient reserves that allow making such payment.

CHAPTER IX – AMENDMENTS TO BY-LAWS

ARTICLE 35 – AMENDMENTS – Amended through Public Deeds No. 941 of April 5, 1999 and 3530 of October 12, 1999 issued by Public Notary 23 of Bogota. Amendments to Company By-laws shall be approved by the General Shareholders Meeting with the favorable vote of the majority of shares represented at the meeting. It is the duty of the Legal Representative to formalize such decisions to amend the By-laws as approved by the General Shareholders Meeting.

CHAPTER X – DISSOLUTION AND LIQUIDATION

ARTICLE 36 – CAUSES FOR DISSOLUTION – The Company will be terminated:

a)	Upon expiry of duration established in these By-laws if no extension is validly approved prior to termination;

b)	Upon reduction in the number of shareholders to a number below legal requirements for corporate incorporation and functioning;

c)	Upon decision of shareholders at the General Shareholders Meeting with the favorable vote of majority established in the By-laws;

d)	After occurrence of losses that reduce net equity holdings to a figure below fifty percent (50%) of subscribed capital;

e)	When ninety five percent (95%) or more of outstanding subscribed shares become the property of a single shareholder; and

f)	By any other causes established by Law.

ARTICLE 37 – LIQUIDATION – Amended by means of Public Deed No. 4260 of October 24, 2001 issued by Public Notary 23 of Bogota. Upon occurrence of any event of dissolution of the Company, proceedings will follow for its liquidation and distribution of assets property of the Company in accordance with dispositions adopted by the General Shareholders Meeting and stipulations of standing Laws. Liquidation will be conducted by the person or persons appointed by the General

Shareholders Meeting. If the General Shareholders Meeting does not appoint a liquidator, such condition will fall upon the President of the Company as of the date in which liquidation proceedings commence. The Board of Directors will act as an Advisory Board to the Liquidator or liquidators. Assets in kind will be divested for assignment of net proceeds to the shareholders, unless the General Shareholders Meeting approves allocation of assets in kind to the shareholders.

ARTICLE 38 – FUNCTIONING OF THE GENERAL SHAREHOLDERS MEETING – During the period of liquidation, the General Shareholders Meeting may meet in ordinary or extraordinary session, in the manner established in these By-laws. The General Shareholders Meeting will be empowered with all functions compatible with the situation of liquidation, especially regarding freedom to remove the liquidators and their alternates and to agree with them on the compensation for their services, approval of final accounting and the Minutes of Distribution.

ARTICLE 39 – FINAL ACCOUNTING AND LIQUIDATION – After complete payment of external obligations, preparation will follow of final accounting and Minutes of Distribution of remaining assets to the shareholders. The liquidators will convene the General Shareholders Meeting in the manner established herein for approval of the underlying accounts and the above mentioned Minutes of Distribution of remaining assets. If after calling the General Shareholders Meeting no shareholder assists, another meeting will be called upon for a date within the following ten (10) days. If no shareholder assists in this second meeting, the accounts presented by the liquidators will be deemed approved and no later dispute shall be permitted. After approval of liquidation accounts, the remaining assets will be distributed to the shareholders as corresponding to each of them; if there are absent shareholders or their number is large, the summon will take place through notices published not less than three (3) times with intervals of eight (8) to ten (10) days in a newspaper of ample circulation at the location of the corporate domicile. Ten (10) days after the last notice was published, the liquidators will deliver the remaining assets to the Social Welfare Board of the corporate domicile’s location and, in absence of such Board in the corporate domicile’s location, at the Social Welfare Board existing closer to such location. Shareholders that did not attend may only request delivery of their assets within period of one (1) year immediately following the summon. After such period, those assets will become property of the Social Welfare, for which purpose the liquidator will deliver all transfer documents that may be required. For purposes of the liquidation of the Company, liquidators will follow the dispositions of the Code of Commerce, as applicable.

CHAPTER XI – SUNDRY DISPOSITIONS

ARTICLE 40 – ARBITRATION CLAUSE – Amended through Public Deed No. 1248 of April 22, 2002 issued by Public Notary 23 of Bogota. Any and all disagreements that arise between shareholders or between them and the Company derived from the execution or liquidation of these By-laws, will be resolved by an Arbitration Court that will meet in the city of Bogota, D.C., and will be integrated by three (3) Colombian citizens who, in due exercise of their civil rights, shall be lawyers and will decide in accordance to the Law. Appointment of arbitrators will take place through the joint agreement of the parties within the period of ten (10) days following request delivered by one party to the other. If there is no agreement on this issue, appointment will fall in the hands of the Arbitration Center at the Chamber of Commerce of Bogota, in accordance with its own internal guidelines. The arbitration process will be held in accordance with standing legal dispositions and the rules of the Arbitration Center of the Chamber of Commerce of Bogota.

ARTICLE 41 – COMPLIANCE WITH DISPOSITIONS OF THE CODE OF CORPORATE GOVERNANCE – Added through Public Deed No. 4335 of November 13, 2002, issued by Public Notary 23 of Bogota. Shareholders and investors may file respectful requests to the Company when considering that there has occurred any breach of provisions of the Code of Corporate Governance.

The Company will assign an office for attention of shareholders and investors under management by one of its officers. Such office will serve as liaison between shareholders and investors and the Company’s corporate bodies and will take care of any requirements for the timely service of the needs and requirements filed by shareholders and investors.

ARTICLE 42 – MECHANISMS TO WARRANT EQUITABLE TREATMENT OF SHAREHOLDERS AND INVESTORS OF THE COMPANY – Added through Public Deed No. 4335 of November 13, 2003 issued by Public Notary 23 of Bogota. The Company will grant the same treatment to any petition, claim or request for information filed by its shareholders, regardless of the value of their shares, as well as to investors regardless of the value of their investment.

Amongst those specific mechanisms to ensure equitable treatment to shareholders and investors, the following are to be mentioned: (i) request for calling the General Shareholders Meeting in the form determined by the By-laws; (ii) demand compliance with provisions of the Code of Corporate Governance; (iii) be promptly serviced and informed, with the same detail and in the same time and opportunity, seeking to protect their rights. Service and delivery of information to shareholders and investors will take place through the office designated by Company for attention and service of shareholders and investors of the Company.

ARTICLE 43 – SITUATION OF CONTROL BY COMPETENT AUTHORITIES – Added through Public Deed No. 4335 of November 13, 2003 issued by Public Notary 23 of Bogota and Amended by means of Public Deed No. 0580 of March 6, 2006 issued by Public Notary 18 of Bogota. While the Company remains an issuer of securities, as established through numeral 2 of paragraph 3 of

Article 75 of Law 964 of 2005 and Article 73 of Decree 4327 of 2005, The Financial Superintendence of Colombia will exercise exclusive control of the Company.

ARTICLE 44 – RESOLUTION OF CONFLICTS OF INTEREST BETWEEN A DIRECTOR OR MANAGER AND THE COMPANY – Added by means of Public Deed No. 4335 of November 13, 2003 issued by Public Notary 23 of Bogota. Whenever a director or manager finds itself in a situation that implies a conflict of interest with the Company, he or she shall require calling of the General Shareholders Meeting for presentation of the situation and will deliver to such corporate body all information that is or may be relevant for adoption of a decision thereto. From the respective decision, exclusion is to be made of the vote of the incumbent director or manager, if also holding the condition of shareholder. In any event, authorization of the General Shareholders Meeting will only be issued when not contrary to the interests of the Company.

ARTICLE 45 – RESOLUTION OF CONFLICTS BETWEEN A DIRECTOR OR MANAGER AND A SHAREHOLDER – Added by means of Public Deed No. 4335 of November 13, 2003 issued by Public Notary 23 of Bogota. Directors and managers shall not ignore, limit or restrict, in any manner whatsoever, the rights of any shareholder, who will hold all faculties assigned by Law for exercise of such rights.

Whenever there is a conflict of interest between a director or manager and a shareholder, application of standing regulations and the interest of the Company will prevail.

ARTICLE 46 – CONFLICTS OF INTEREST BETWEEN CONTROLLING SHAREHOLDERS AND MINORITY SHAREHOLDERS – Added by means of Public Deed No. 4335 of November 13, 2003 issued by Public Notary 23 of Bogota. Whenever a transformation, merge or "escisión" of the Company results in imposition of greater responsibility by shareholders or imply any impairment of their equity rights, absent or dissident shareholders shall have the right to withdraw from the Company. The right to withdraw will also be applicable in the case of voluntary cancellation of the listing at the National Registry of Securities or the stock exchange.

Impairment of equity rights of the shareholders will be understood to have occurred in any of the following situations:

1.	When there is a reduction in the ownership share percentage in the Company’s capital stock;

2.	When there is a reduction in the equity value of the shares or there is a reduction in their face value, provided that, in the latter situation, there is a reduction of capital;

3.	When there is limitation or reduction in the liquidity of the shares.